                                                               EXHIBIT 99.(a)(1)

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                               UTILX Corporation
                                      AT
                             $6.125 Net Per Share
                                      BY
                         InfrastruX Acquisition, Inc.,
                         A WHOLLY OWNED SUBSIDIARY OF
                            InfrastruX Group, Inc.,
                         A WHOLLY OWNED SUBSIDIARY OF
                           Puget Sound Energy, Inc.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 28, 2000, UNLESS THE OFFER IS EXTENDED. THE BOARD OF DIRECTORS OF UTILX CORPORATION, ACTING THROUGH A SPECIAL COMMITTEE OF DISINTERESTED DIRECTORS, HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF UTILX CORPORATION AND RECOMMENDS THAT THE SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES OF COMMON STOCK THAT SHALL CONSTITUTE NOT LESS THAN SIXTY-SEVEN PERCENT (67%) OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS.

                               ----------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's shares of UTILX Corporation common stock (the "Shares") should either (1) complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary listed in the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3. Questions or requests for assistance may be directed to the Information Agent or Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                              SUMMARY TERM SHEET

  InfrastruX Acquisition, Inc., which is a subsidiary of InfrastruX Group, Inc., which is wholly owned by Puget Sound Energy, Inc., is offering to purchase all the outstanding shares of common stock of UTILX Corporation for $6.125 net per share, in cash. The following are some of the questions you, as a stockholder of UTILX Corporation, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase.

  Who Is Offering to Buy My Shares? InfrastruX Acquisition, Inc. is a Delaware corporation formed for the purpose of making a tender offer for all the outstanding shares of common stock of UTILX Corporation. We are a wholly owned direct subsidiary of InfrastruX Group, Inc., a Washington corporation, which is a subsidiary of Puget Sound Energy, Inc., a Washington corporation. See "Introduction" and Section 9 ("Certain Information Concerning the Purchaser, InfrastruX Group, Inc. and Puget Sound Energy, Inc.") of this Offer to Purchase.

  What Shares Are Being Sought in the Offer? We are seeking to purchase all the outstanding common stock of UTILX Corporation. See "Introduction" and
Section 1 ("Terms of the Offer") of this Offer to Purchase.

  How Much Are You Offering to Pay, What Is the Form of Payment and Will I Have to Pay Any Fees or Commissions? We are offering to pay $6.125 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See "Introduction" and Section 1 ("Terms of the Offer") of this Offer to Purchase.

  Do You Have the Financial Resources to Make Payment? We plan to obtain all funds needed for the acquisition through intercompany loans of available cash from Puget Sound Energy, Inc. and its subsidiaries. The offer is not conditioned upon any financing arrangements. See Section 9 ("Certain Information Concerning the Purchaser, InfrastruX Group, Inc. and Puget Sound Energy, Inc.") and Section 10 ("Financing of the Offer") of this Offer to Purchase.

  What Does the Board of Directors of UTILX Corporation Think of the Offer? We are making the offer pursuant to a merger agreement among us, InfrastruX Group, Inc. and UTILX Corporation. The board of directors of InfrastruX Group, Inc. adopted the merger agreement and approved our tender offer and our proposed merger with UTILX Corporation. The board of directors of UTILX Corporation, through its special committee of disinterested directors, has determined that the offer and the merger are fair to, and in the best interests of, you, as a stockholder of UTILX Corporation, and unanimously recommends that you accept the offer and tender your shares. See "Introduction" to this Offer to Purchase.

  How Long Do I Have to Decide Whether to Tender in the Offer? You will have until 12:00 midnight, New York City time, on Friday, July 28, 2000, to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to gain a little extra time by using a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 ("Terms of the Offer"), Section 2 ("Acceptance for Payment and Payment of Shares") and
Section 3 ("Procedures for Accepting the Offer and Tendering Shares") of this Offer to Purchase.

  Can the Offer Be Extended and Under What Circumstances? We may effect any extension of the offer by giving oral or written notice of such extension to the Depositary. If we decide to extend the offer, we may do so by announcing the extension by issuing a press release by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. See Section 1 ("Terms of the Offer; Expiration Date").

  What Are the Most Significant Conditions to the Offer? There is no financing condition to the offer; however, we are not obligated to purchase any tendered shares unless: (1) the number of shares validly tendered and not withdrawn before the expiration date of the offer represents at least sixty-seven percent (67%) of the shares of common stock of UTILX Corporation outstanding on a fully diluted basis; and (2) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been terminated. The offer is also subject to a number of other conditions. See Section 15 ("Conditions of the Offer") of this Offer to Purchase.

  How Do I Tender My Shares? To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to ChaseMellon Shareholder Services, LLC, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in "street" name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot deliver an item that is required to be delivered to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing item will be received by the depositary within three Nasdaq trading days. For the tender to be valid, however, the depositary must receive the missing item within that three trading day period. See
Section 3 ("Procedures for Accepting the Offer and Tendering Shares") of this Offer to Purchase.

  Until What Time Can I Withdraw Previously Tendered Shares? You can withdraw shares at any time until the offer has expired and, if we have not by Friday, July 28, 2000, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. See Section 1 ("Terms of the Offer") and Section 4 ("Withdrawal Rights") of this Offer to Purchase.

  How Do I Withdraw Previously Tendered Shares? To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 1 ("Terms of the Offer") and Section 4 ("Withdrawal Rights") of this Offer to Purchase.

  What Will Happen to Shares that Are Not Tendered in the Offer? If we accept for payment and pay for at least sixty-seven percent (67%) of the outstanding shares on a fully diluted basis of UTILX Corporation, following approval by the stockholders of UTILX Corporation, we will be merged with and into UTILX Corporation. If that merger takes place, InfrastruX Group, Inc. will directly own all the shares of UTILX Corporation, and all other stockholders of UTILX Corporation will receive $6.125 per share in cash. There are no appraisal rights available in connection with the offer. However, if the merger takes place, stockholders who have not sold their shares in the offer may have appraisal rights under the Delaware General Corporation Law. See Section 12 ("Background of the Offer; the Merger Agreement") of this Offer to Purchase.

  What Is the Market Value of My Shares as of a Recent Date? On June 28, 2000, the last trading day before UTILX Corporation and InfrastruX Group, Inc. announced that they had signed the merger agreement, the last sale price of the common stock of UTILX Corporation as reported on the Nasdaq National Market was $4.375 per share. We advise you to obtain a recent quotation for common stock of UTILX Corporation in deciding whether to tender your shares. See Section 6 ("Price Range of Shares; Dividends") of this Offer to Purchase.

  Have You Had Any Prior Dealings With UTILX Corporation? John D. Durbin, a director of UTILX Corporation, is also President and Chief Executive Officer of InfrastruX Group, Inc. and a director of Puget Sound Energy, Inc. John W. Ellis, a director of UTILX Corporation, is a director of Puget Sound Energy, Inc. In addition, Puget Sound Energy, Inc. purchases services from UTILX Corporation in the ordinary course of business See Section 9 ("Certain Information Concerning Purchaser, InfrastruX Group, Inc. and Puget Sound Energy, Inc.; Transactions with the Company") and Section 12 ("Background of the Offer").

  To Whom Can I Talk if I Have Questions About the Tender Offer? You can call MacKenzie Partners, Inc. at (800) 322-3885 (toll free). MacKenzie Partners, Inc. is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

INTRODUCTION...............................................................   1

THE TENDER OFFER...........................................................   3

   1. TERMS OF THE OFFER; EXPIRATION DATE..................................   3

   2. ACCEPTANCE FOR PAYMENT AND PAYMENT OF SHARES.........................   4

   3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES..............   5

   4. WITHDRAWAL RIGHTS....................................................   8

   5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.........................   9

   6. PRICE RANGE OF SHARES; DIVIDENDS.....................................  10

   7.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING
       AND EXCHANGE ACT REGISTRATION.......................................  10

   8. CERTAIN INFORMATION CONCERNING THE COMPANY IN GENERAL................  11

   9.  CERTAIN INFORMATION CONCERNING PURCHASER, INFRASTRUX GROUP, INC. AND
       PUGET SOUND ENERGY, INC.; TRANSACTIONS WITH THE COMPANY.............  14

  10. FINANCING OF THE OFFER...............................................  16

  11. MATERIAL CHANGES AND OTHER INFORMATION...............................  16

  12. BACKGROUND OF THE OFFER; THE MERGER AGREEMENT........................  16

  13. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER..........  26

  14. DIVIDENDS AND DISTRIBUTIONS..........................................  29

  15. CONDITIONS OF THE OFFER..............................................  30

  16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS. GENERAL..............  31

  17. FEES AND EXPENSES....................................................  33

  18. MISCELLANEOUS........................................................  33

ANNEX A.................................................................... A-1

SCHEDULE I--DIRECTORS AND EXECUTIVE OFFICERS............................... I-1

TO THE HOLDERS OF COMMON STOCK OF UTILX CORPORATION:

                                 INTRODUCTION

  InfrastruX Acquisition, Inc., a Delaware corporation ("Purchaser"), which is a wholly owned subsidiary of InfrastruX Group, Inc. ("Parent"), a Washington corporation and a wholly owned subsidiary of Puget Sound Energy, Inc., a Washington corporation ("Puget Sound Energy, Inc."), hereby offers to purchase all outstanding shares of common stock (the "Shares") of UTILX Corporation, a Delaware corporation (the "Company"), at a price of $6.125 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes with respect to the purchase of Shares pursuant to the Offer. Parent will pay all charges and expenses of ChaseMellon Shareholder Services, LLC (the "Depositary") and MacKenzie Partners (the "Information Agent") incurred in connection with the Offer. See Section 17.

  THE BOARD OF DIRECTORS OF THE COMPANY, THROUGH ITS SPECIAL COMMITTEE OF DISINTERESTED DIRECTORS (THE "BOARD"), HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. SEE THE ACCOMPANYING
SCHEDULE 14D-9 (AS DEFINED BELOW).

  Banc of America Securities LLC ("Banc of America"), the Company's financial advisor, has delivered to the Board its written opinion to the effect that, as of the date of such opinion, the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair from a financial point of view. A copy of the opinion of Banc of America is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders herewith.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES THAT SHALL CONSTITUTE NOT LESS THAN SIXTY-SEVEN PERCENT (67%) OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION").

  FOR PURPOSES HEREOF, SHARES ON A FULLY DILUTED BASIS MEANS ALL OUTSTANDING SECURITIES ENTITLED GENERALLY TO VOTE IN THE ELECTION OF DIRECTORS OF THE COMPANY, AFTER GIVING EFFECT TO THE CASH EXERCISE OF ALL OPTIONS EXERCISABLE INTO SUCH SHARES. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 28, 2000, UNLESS EXTENDED. SEE SECTIONS 1 AND 15.

  The Company has advised the Purchaser that the authorized capital of the Company consists of 25,000,000 shares of common stock and 2,000,000 shares of preferred stock. As of June 2, 2000, (i) 7,475,944 shares of common stock and no shares of preferred stock were issued and outstanding; and (ii) an aggregate of 1,600,000 Shares were reserved for issuance upon the exercise of stock options pursuant to the Company's 1984 Restated Nonqualified Stock Option Plan, 1984 Restated Stock Option Plan, 1987 Restated Stock Option Plan for Non-Employee Directors and the 1994 Option and Restricted Stock Plan for Employees (collectively, the "Option Plans") pursuant to which options for the purchase of an aggregate of 1,572,416 Shares were issued and outstanding.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 28, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions of the Agreement, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent, (the "Surviving Corporation") and the separate corporate existence of Purchaser shall cease. The Merger is subject to a number of conditions, including the adoption of the Merger Agreement by stockholders of the Company, if required by applicable law. In the event Purchaser acquires at least ninety percent (90%) of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser may, and intends to, effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without a meeting of the Company's stockholders.

  The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares satisfying the Minimum Condition, Parent shall be entitled to designate a majority of the members of the Company's Board of Directors subject to compliance with Section 14(f) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The Merger Agreement also provides that the Company has agreed to cause Parent's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. The Merger Agreement is more fully described in Section 12.

  No appraisal rights are available in connection with the Offer. However, stockholders will have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 13.

  Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

  The Securities and Exchange Commission (the "Commission") has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction. Purchaser believes that Rule 13e-3 will not be applicable to the Offer or the Merger. However, no assurances can be given that the Commission will not take the position that Rule 13e-3 is applicable to the Offer or the Merger.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser hereby offers to purchase all of the Shares at a price of $6.125 per Share, net to the seller in cash, and will pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on July 28, 2000, unless and until Purchaser, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in
Section 15, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his, her or its Shares. See Section 4.

  Subject to applicable securities laws and the terms and conditions of the Merger Agreement, Purchaser also expressly reserves the right (i) to increase the price per Share payable in the Offer, (ii) to terminate the Offer and not accept for payment any Shares if the conditions to the Offer shall not be satisfied, and (iii) to waive any condition or otherwise amend the Offer in any respect (subject to the limitations described below), by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. However, the Merger Agreement provides that Purchaser will not (i) decrease the price per Share payable pursuant to the Offer, (ii) reduce the maximum number of Shares to be purchased in the Offer, (iii) impose conditions to the Offer in addition to those set forth in Section 15, or (iv) amend any other material terms of the Offer in a manner materially adverse to the Company's stockholders. Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as specified in Section 15), any Shares upon the occurrence of any of the conditions specified in Section 15 without extending the period of time during which the Offer is open.

  Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer; or (ii) make available a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) for not more than ten (10) business days.

  Subject to the terms of the Merger Agreement and applicable rules and regulations of the Commission, Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 15 hereof shall have occurred, to (a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) except as set forth above, amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. The Purchaser has no intention to make available a "subsequent offering period" (within the meaning of Rule 14d-11 under the Exchange Act), but has the right (but not the obligation) to do so under Rule 14d-11 and the Merger agreement for up to ten business days. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

  If by 12:00 midnight, New York City time, on July 28, 2000 (or any date or time then set as the Expiration Date), any of or all the conditions to the Offer have not been satisfied or waived, Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) except as set forth above, waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend the Offer and, subject to the right of stockholders to withdraw shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (d) amend the Offer.

  There can be no assurance that Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such announcement), Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or its is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offer or pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer, and the terms of the Merger Agreement), the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

  The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer and other relevant materials will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT OF SHARES

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date, Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn. Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 16 or in order to comply in whole or in part with any other applicable law.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in
Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  Stockholders who cannot comply on a timely basis with the foregoing procedures for acceptance of the Offer may deposit Share Certificates pursuant to the procedures set forth below for guaranteed delivery.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if and when Purchaser gives written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if the Share Certificates are submitted evidencing more Shares than are tendered, the Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

  Holders of Options. Holders of options to acquire Shares may participate in this Offer by exercising such options in accordance with and subject to their terms and, after such exercises, deposit the Shares received as provided for in this Offer. Reference should be made to the terms of the Merger Agreement dealing with the options and Option Plans as described in Section 12 of the Offer to Purchase.

  Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

  In order for a holder of Shares to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. Purchaser reserves the right to permit the Offer to be accepted in any manner other than that set out herein.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a firm which is a member of a national securities exchange in the United States or the National Association of Securities Dealers, Inc. (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be medallion guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Share Certificates not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed in the manner described above. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

  (i)   such tender is made by or through an Eligible Institution;

  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

  (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days of The Nasdaq Stock Market's National Market System (the "Nasdaq") after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram, telex or facsimile transmission to the Depositary and must include a signature medallion guaranteed by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of the Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or when the acceptance of payment may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Other Requirements. The execution of the Letter of Transmittal by a tendering stockholder irrevocably appoints each of the Depositary, any officer of Purchaser and any other person designated by Purchaser in writing as the true and lawful agent, attorney and attorney-in-fact and proxy of that stockholder with respect to Shares tendered by such stockholders and accepted for payment by Purchaser (the "Purchased Securities") and with respect to any and all dividends, distributions, payments, securities, rights, warrants, assets or other interests (collectively, "Other Securities") accrued, declared, paid, issued, transferred, made or distributed on or in respect of the Purchased Securities on or after the date of the Offer to Purchase, effective from the date that Purchaser accepts the Purchased Securities for payment (the "Effective Date"), with full power of substitution, in the name of and on behalf of such stockholder (such power of attorney being deemed to be an irrevocable power coupled with an interest), to: (a) register or record, transfer and enter the transfer of the Purchased Securities and any Other Securities on the appropriate register of holders maintained by the Company;
(b) vote, execute and deliver any and all instruments of proxy, authorizations or consents in respect of any and all such Purchased Securities and Other Securities, revoke any such instruments, authorizations or consents given prior to or after the Effective Date and designate in any such instruments of proxy any person or persons as the proxy or the proxy nominee of the stockholder in respect of such Purchased Securities and Other Securities including, without limiting the generality of the foregoing, in connection with any meeting (whether annual, special or otherwise) of holders of securities of the Company (or any adjournments thereof); (c) execute, endorse and negotiate, for and in the name of and on behalf of the registered stockholder of the Purchased Securities and Other Securities, any and all checks or other instruments representing any distribution payable to or to the order of such registered stockholder; and (d) exercise any and all rights of the stockholder in respect of such Purchased Securities and Other Securities; all as set forth in the Letter of Transmittal.

  The acceptance for payment by Purchaser of the Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Backup Withholding. Stockholders may be subject to "backup withholding" at a rate of 31% under United States tax law when they receive payments of cash pursuant to the Offer or the Merger. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with his own tax advisor as to his qualification for exemption from withholding and the procedure for obtaining such exemption. To avoid the imposition of backup withholding, U.S. Shareholders and Non-U.S. Shareholders should follow the instructions set forth below. For purposes of this Offer to Purchase, the Letter of Transmittal, and other documents included in this tender offer package, "U.S. Shareholder" and "Non-U.S. Shareholder" have the following meanings:

  "U.S. Shareholder" means one of (1) a citizen or resident of the United States, including an alien individual (such as a citizen of another country) who is a lawful permanent resident of the United States or meets the "substantial presence test" under Section 7701(b) of the Code (for example, because the alien individual is present in the United States for 183 days or more in the current calendar year), (2) a corporation or partnership created or organized in the United States or under the laws of the United States or any political subdivision, or (3) an estate or trust which is not a foreign estate or trust under Section 7701(a)(31) of the Code.

  "Non-U.S. Shareholder" means any stockholder that is not a U.S. Shareholder, except for Non-U.S. Shareholders, if any, who are subject to United States federal income tax on payments received pursuant to the Offer or the Merger because such payments are effectively connected with their conduct of a U.S. trade or business. Any such stockholder receiving payments that are effectively connected with the conduct of a U.S. trade or business should contact an independent tax advisor with respect to the backup withholding and other U.S. tax consequences of receiving payments pursuant to the Offer or the Merger.

  U.S. Shareholders. In order to avoid "backup withholding" on payments of cash pursuant to the Offer or the Merger (including any cash paid pursuant to the exercise of dissenters' rights), a U.S. Shareholder surrendering Shares in the Offer or the Merger must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a U.S. Shareholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer or the Merger may be subject to backup withholding of 31%. All U.S. Shareholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding.

  Non-U.S. Shareholders. In order to avoid 31% backup withholding, Non-U.S. Shareholders other than corporations should properly complete and provide to the Depositary the enclosed Substitute Form W-8 included as part of the Letter of Transmittal. Foreign corporations should follow the instructions above with respect to the completion of Substitute Form W-9.

4. WITHDRAWAL RIGHTS

  Tenders of Shares made pursuant to the Offer are irrevocable except that tendered Shares may be withdrawn by or on behalf of the tendering stockholder at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn by such stockholder at any time after August 28, 2000. If Purchaser extends the Offer, is delayed in the acceptance for payment of the Shares or is unable to accept the Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent, Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

  U.S. Shareholders. The receipt of cash for Shares by a U.S. Shareholder pursuant to the Offer or in the Merger (including by reason of exercise of dissenters' rights) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. Shareholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. If, at the time of the Offer or the Merger, the Shares then exchanged have been held for more than one year by such stockholder, such gain or loss will be long-term capital gain or loss (other than, with respect to the exercise of dissenters' rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income). Gain or loss will be calculated separately for each block of Shares (i.e., a group of shares with the same tax basis and holding period) tendered pursuant to the Offer. Under current law, long-term capital gains of individuals are generally taxed at lower rates than items of ordinary income and short-term capital gains. Capital losses are only deductible to the extent of capital gains plus, in the case of taxpayers other than corporations, $3,000 of ordinary income. Capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations.

  Non-U.S. Shareholders. Non-U.S. Shareholders generally will not be subject to U.S. federal income tax on the receipt of cash for Shares pursuant to the Offer or in the Merger, unless such Non-U.S. Shareholder's gain is effectively connected with a U.S. trade or business; or, in the case of gain recognized by an individual Non-U.S. Shareholder, such individual is present in the U.S. for 183 days or more during the taxable year and certain other conditions are satisfied.

  THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN SHAREHOLDERS, DEPENDING ON THEIR CIRCUMSTANCES, INCLUDING SHAREHOLDERS WHO ACQUIRED SHARES

PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION. SHAREHOLDERS WHO ARE IN SPECIAL TAX SITUATIONS (SUCH AS FINANCIAL INSTITUTIONS, INSURANCE COMPANIES, OR TAX-EXEMPT ORGANIZATIONS), OR TO PERSONS HOLDING SHARES AS PART OF A "STRADDLE," "HEDGE" OR "CONVERSION TRANSACTION."

  THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

6. PRICE RANGE OF SHARES; DIVIDENDS

  The Shares are listed and principally traded on the Nasdaq under the symbol "UTLX". The following table sets forth, for the periods indicated, the aggregate volume and the high and low sales prices per Share on the Nasdaq.

                                                    High      Low      Volume(1)
                                                    ----      ---      ---------
   Fiscal Year Ending March 31, 1998:
     First Quarter.................................  4 7/8     3 13/16   738,617
     Second Quarter................................  5 3/8     4         837,668
     Third Quarter.................................  6 7/8     4 3/8   1,240,320
     Fourth Quarter................................  7 7/8     4 7/8   1,488,111
   Fiscal Year Ending March 31, 1999...............
     First Quarter.................................  5 3/4     4 1/8   1,025,477
     Second Quarter................................  5         3 1/4     630,553
     Third Quarter.................................  3 7/16    1 7/16  2,521,877
     Fourth Quarter................................  3 1/2     1 1/2   1,305,170
   Fiscal Year Ending March 31, 2000:
     First Quarter.................................  3 1/2     1 1/2   3,342,936
     Second Quarter................................  4 3/4     2 7/16  1,956,995
     Third Quarter.................................  4 3/4     2 9/16  1,430,574
     Fourth Quarter................................  8 7/16    3       8,977,565
   Fiscal Year Ending March 31, 2001:
     First Quarter (through June 27, 2000).........  4 11/16   3 3/4     442,900

--------
(1) Aggregate trading volume per period.

  The Purchaser has been advised by the Company that the Company historically has not declared dividends.

  On June 28, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the Nasdaq was $4.375.

  SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION

  Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers (the "NASD") for continued inclusion in the Nasdaq. The Shares might nevertheless continue to be included in the Nasdaq with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the shares would no longer be "qualified" for the Nasdaq reporting and the Nasdaq would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq or in any other tier of the Nasdaq and the Shares are no longer included in the Nasdaq or in any other tier of the Nasdaq, as the case may be, the market for Shares could be adversely affected.

  In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq, it is possible that the shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange act as soon after the completion of the Offer and the Merger as the requirements for such termination are met.

  If public quotation and registration of the Shares is not terminated prior to the Merger, then the Shares will no longer be quoted and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefor could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

8. CERTAIN INFORMATION CONCERNING THE COMPANY IN GENERAL

  The Company is a Delaware corporation with its principal executive offices located at 22820 Russell Road, P.O. Box 97009, Kent, Washington 98064. The Company provides specialty services and products to electric, telecommunications, natural gas, water, sewer, and other utilities in the United States and around the world, and drilling equipment to contractors and other users outside the United States.

  Capitalization of the Company. The Company has advised the Purchaser that the authorized capital of the Company consists of 25,000,000 shares of Common Stock and 2,000,000 shares of preferred stock. As of June 2, 2000, (i) 7,475,944 shares of common stock and no shares of preferred stock were issued and outstanding; and (ii) an aggregate of 1,600,000 Shares were reserved for issuance upon the exercise of stock options pursuant to the Company's Option Plans pursuant to which options for the purchase of an aggregate of 1,572,416 Shares were issued and outstanding.

  Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000 (the "Form 10-K"). More comprehensive financial information is included in the Form 10-K and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth at the end of this Section 8.

                                             Year Ended March 31,
                                   ------------------------------------------
                                     2000    1999     1998     1997    1996
                                   -------- -------  -------  ------- -------
                                   (In thousands except earnings per share)
Consolidated statement of
 operations data
Revenues.......................... $105,091 $78,866  $82,464  $64,875 $48,993
Gross profit......................   12,844   3,646    7,346   10,352   6,408
Operating income (loss)...........    2,613  (6,123)  (1,568)   2,058  (2,680)
Income (loss) before income
 taxes............................    1,900  (6,678)  (2,117)   2,022  (2,589)
Net income (loss).................    1,885  (6,678)  (2,118)   2,968  (4,489)

Earnings (loss) per share
Basic.............................     0.25   (0.90)   (0.29)    0.41   (0.62)
Diluted...........................     0.24   (0.90)   (0.29)    0.41   (0.62)

Weighted average shares
 outstanding
Basic.............................    7,446   7,420    7,214    7,180   7,185
Diluted...........................    7,790   7,420    7,214    7,303   7,185

Balance sheet data
Working capital................... $ 10,985 $ 8,262  $14,252  $16,560 $13,349

Total assets......................   42,456  38,575   43,479   35,912  30,624
Capital lease obligations, net of
 current portion..................    1,747   2,210    2,224        0       0
Common stockholders' equity.......   20,085  18,109   24,831   26,741  23,456

  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports and other information should be available for inspection at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained (i) by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the offices of the Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006, or (ii) at the Commission's world wide web site at http://www.sec.gov.

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

  Other Financial Information. In connection with Purchaser's and Parent's review of the Company and in the course of the negotiations between the Company and Purchaser and Parent, the Company provided those parties with certain business and financial information about the Company which Parent and Purchaser believe is not publicly available. This information included forecasts of potential financial performance of the Company (without regard to the impact on the Company of a transaction with Parent) which had previously been provided to the Company's Board of Directors by Company management on April 28, 2000. These forecasts included two alternative scenarios: "Scenario A", representing, for information relating to the fiscal year ending March 31, 2001, Company management's business plan, and, for all other years, financial projections in which management assumes that ongoing research and development efforts will not result in significant additional profits and revenues, and "Scenario B" representing a "best case" scenario under which increased revenue and profits could potentially be achieved in the case that new products were developed and commercialized as a result of the Company's ongoing research and development efforts. Such future financial forecasts and new product developments are, according to Company management, highly speculative and should in no way be regarded as a likely outcome.

  The forecasts provided by the Company to Parent were as follows:

  (i) Company's estimated annual revenues and net income for the year ended March 31, 2001 under Scenario A could be approximately $108,000,000 and $3,250,000, respectively; (and, under Scenario B, $108,000,000 and $3,250,000, respectively);

  (ii) Company's estimated annual revenues and net income for the year ended March 31, 2002 under Scenario A could be approximately $126,000,000 and $5,000,000, respectively; (and, under Scenario B, $132,000,000 and $7,600,000, respectively);

  (iii) Company's estimated annual revenues and net income for the year ended March 31, 2003 under Scenario A could be approximately $142,000,000 and $7,500,000, respectively; (and, under Scenario B, $155,000,000 and $13,000,000, respectively);

  (iv) Company's estimated annual revenues and net income for the year ended March 31, 2004 under Scenario A could be approximately $148,000,000 and $8,100,000, respectively; (and, under Scenario B, $171,000,000 and $17,700,000, respectively);

  (v) Company's estimated annual revenues and net income for the year ended March 31, 2005 under Scenario A could be approximately $158,000,000 and $9,700,000, respectively; (and, under Scenario B, $200,000,000 and $27,600,000, respectively);

  PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE

OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO THE PURCHASER AND PARENT BY THE COMPANY. NONE OF PARENT, PURCHASER, THE COMPANY, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS.

9. CERTAIN INFORMATION CONCERNING PURCHASER, INFRASTRUX GROUP, INC. AND PUGET SOUND ENERGY, INC.; TRANSACTIONS WITH THE COMPANY

  Purchaser is a newly formed Delaware corporation organized in connection with the Offer and has not carried on any activities other than in connection with the Offer. The principal offices of Purchaser are located at One Bellevue Center - 15th Floor, 411 - 19th Avenue NE, Bellevue, Washington 98004-5515. Purchaser is a wholly owned subsidiary of Parent.

  Parent is a Washington corporation and a wholly owned subsidiary of Puget Sound Energy, Inc. Parent was formed in June, 2000 by Puget Sound Energy, Inc. to acquire network infrastructure services companies serving the utility and telecommunication industries. Parent currently has no business or operations.

  Puget Sound Energy, Inc. is an investor-owned public utility incorporated in the State of Washington furnishing electric and gas service to a territory covering approximately 6,000 square miles, principally in the Puget Sound region of Washington State. Puget Sound Energy, Inc. is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the commission related to its business, financial condition and other matters. Such reports and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in
Section 8.

  Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

  The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto.

  John D. Durbin, a director of the Company, is also President and Chief Executive Officer of Parent and a director of Puget Sound Energy, Inc. John W. Ellis, a director of the Company, is also a director of Puget Sound Energy, Inc. As of June 2, 2000 Mr. Durbin beneficially owned 36,000 Shares (including shares subject to options exercisable within 60 days of June 2, 2000) and Mr. Ellis beneficially owned 60,000 Shares (including shares subject to options exercisable within 60 days of June 2, 2000). In connection with their services as directors, in the Company's fiscal year ended March 31, 2000, Mr. Ellis received compensation of approximately $12,950 and options to purchase 5,000 Shares, and Mr. Durbin received compensation of approximately $12,250 and options to purchase 5,000 Shares. Mr. Durbin and Mr. Ellis are members of the Company's compensation committee, and Mr. Durbin is also a member of the Company's audit committee.

  The Company provides services to Puget Sound Energy, Inc. in the ordinary course of business. In the past fiscal year ended March 31, 2000, Puget Sound Energy, Inc. made payments to the Company in exchange for such services totaling approximately $480,000.

  Effective as of May 24, 2000, the Company and Parent entered into a Confidentiality Agreement (the "Confidentiality Agreement") pursuant to which the parties agreed to provide, among other things, for the confidential treatment of their discussions regarding the Offer and the Merger and the exchange of confidential information.

  The Confidentiality Agreement also provides that for a period of two years from the date of such agreement, each party agrees that unless specifically invited in writing by the other party, neither party nor any affiliate will directly or indirectly effect or seek, offer or propose to effect, or assist any other person to effect or seek, offer or propose, any (i) acquisition of the securities or assets of the other party; (ii) tender or exchange offer, merger or other business combination involving the other party; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other party; or (iv) any solicitation of proxies or consents to vote any voting securities of the other party, or otherwise act, alone or in concert with others, to seek to control or influence the other party.

  Effective as of June 14, 2000, the Company and Parent entered into a Non-Solicitation and Expense Reimbursement Agreement (the "Non-Solicitation Agreement"). The provisions of the Non-Solicitation Agreement have subsequently been superceded by provisions of the Merger Agreement. The Non-Solicitation Agreement provided that until the earlier of June 30, 2000 or the signing of a definitive Merger Agreement, the Company would cease all discussions with any parties other than Parent with respect to any proposed merger, acquisition or similar transaction, and would not initiate, solicit or encourage inquiries, negotiations or proposals with respect to any such transactions. The Company was not prevented, however, from responding to, or engaging in discussions with another party who made an unsolicited inquiry or proposal to merge with or acquire the Company. The Company was required to immediately notify Parent of any unsolicited inquiries or proposals, and if an unsolicited proposal was received by the Company, Parent was relieved of its "standstill" obligations, as described above, under the Confidentiality Agreement. On June 14, 2000, the Company received an unsolicited inquiry from a third party, and pursuant to the agreement advised Purchaser of such inquiry and its intention to respond to such inquiry. The Company has notified Parent that it subsequently received additional inquiries from such third party, and responded to such inquiries, together with Banc of America Securities LLC, its financial adviser, and that to the date of this Offer to Purchase no proposal has been submitted by such third party.

  The Non-Solicitation Agreement also provided that, in order to facilitate negotiations, Parent would reimburse the Company for its actual reasonable expenses incurred with respect to professional fees in connection with the Offer and the Merger, up to a maximum amount of $150,000, and in accordance with such agreement on June 14, 2000 Parent advanced to the Company $50,000.

  Pursuant to the Merger Agreement, the Company and Parent have entered into an employment agreement with Mr. Weisfield, which will be effective on the closing of the Merger. Mr. Weisfield will serve as the President of the Company following the Merger. The agreement may be terminated by either Mr. Weisfield or the Company at any time, with or without reason. The agreement provides for an annual base salary of $325,000, subject to increase in future years in the discretion of the Company's Board. Mr. Weisfield will also be granted stock options, following Parent's adoption of a stock option plan, to purchase a number of shares of Parent common stock equal to 1% of Parent's outstanding stock, subject to standard vesting provisions and at an exercise price equal to the fair market value of the Parent common stock on the date of grant. If Mr. Weisfield's employment is terminated without cause (as defined in the employment agreement) or Mr. Weisfield terminates his employment for good reason (as defined in the employment agreement), he will be entitled to receive termination payments equal to eight months salary.

  Except as otherwise disclosed herein, neither Parent, Purchaser, Puget Sound Energy, Inc. nor, to the best knowledge of Purchaser, Parent and Puget Sound Energy, Inc. any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, Parent or Puget Sound Energy, Inc. or any of the persons so listed beneficially owns, exercises control or direction over or has any right to acquire, directly or indirectly, any Shares and neither Parent, Purchaser or Puget Sound Energy, Inc. nor, to the best knowledge of Purchaser, Parent or Puget Sound Energy, Inc. any of the persons or entities referred to above nor any director, executive officer or subsidiary of Parent, Purchaser or Puget Sound Energy, Inc. has effected any transaction in the Shares during the past 60 days. To the knowledge of the Purchaser, after reasonable inquiry, there is no person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Company or any person or company acting jointly or in concert with the Purchaser that owns any securities of the Company.

  Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, to the best of their knowledge, none of Parent, Purchaser, Puget Sound Energy, Inc. or any of their respective subsidiaries or any of the persons listed in Schedule I to this Offer to Purchase, or any associate of the persons so listed on Schedule I hereto, has any contract, arrangement, commitment, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies. To the best of their knowledge and except as set forth in this Offer to Purchase, none of Purchaser, Parent, Puget Sound Energy, Inc. nor any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Set forth below in Section 12 of this Offer to Purchase, "Background of the Offer; the Merger Agreement", and elsewhere herein is a summary description of the mutual contacts, negotiations and transactions between any of Purchaser, Parent, Puget Sound Energy, Inc. or any of their respective subsidiaries or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

  Except as disclosed in this Offer to Purchase, there are no contracts, arrangements or agreements made or proposed to be made between the Purchaser and any of the directors or officers of the Company, and no payments or other benefits have been proposed to be made or given by way of compensation for loss of office or as to their remaining in or retiring from office if the Offer is successful.

  Purchaser will not acquire Shares while the Offer is outstanding, other than as described in this Offer to Purchase.

10. FINANCING OF THE OFFER

  Purchaser estimates that the amount of funds required to purchase all outstanding Shares on a fully diluted basis pursuant to the Offer and to pay fees and expenses related to the Offer will be approximately $50 million. Purchaser will obtain all of such funds from Parent, Puget Sound Energy, Inc. or one of its affiliates. Puget Sound Energy, Inc. and its affiliates will provide such funds from working capital.

11. MATERIAL CHANGES AND OTHER INFORMATION

  Purchaser is not aware of any information which indicates that a material change has occurred in the affairs of the Company since the date of the last published financial statements of the Company other than as has been publicly disclosed by the Company. The Purchaser has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of stockholders to accept or reject the Offer.

12. BACKGROUND OF THE OFFER; THE MERGER AGREEMENT

                            BACKGROUND OF THE OFFER

  On May 21, 2000, John Durbin, a director of Puget Sound Energy, Inc. and Chief Executive Officer of Parent, met informally with William Weisfield, the Company's Chairman and Chief Executive Officer, to discuss a potential business combination between the Company and Parent, a newly formed subsidiary of Puget Sound Energy, Inc. Mr. Durbin knew of the Company and Mr. Weisfield through his membership on the Board of Directors of the Company.

  On May 24, 2000, Parent entered into the Confidentiality Agreement with the Company.

  On May 24, 2000, Mr. Durbin, Mr. Weisfield, and Michael Lennon, a Managing Director at Emerge Corporation, financial advisor to Parent, discussed the Company's business at the offices of the Company and engaged in preliminary discussions about a possible fit between Parent and the Company.

  On May 26, 2000, Mr. Durbin, Mr. Lennon and Mr. Weisfield met at the offices of Emerge Corporation. At the meeting, Parent presented the Company with a proposal to purchase all the outstanding capital stock of the Company in a cash tender offer. Parent also described its preliminary valuation of the Company.

  On June 6, 2000, Mr. Durbin, Mr. Lennon, Mr. Weisfield and Darla Vivit Norris, the Company's Chief Financial Officer, met at the offices of Emerge Corporation to discuss Parent's operating plan and strategy, change of control provisions in the Company's contracts, the structure of the tender offer and valuation.

  On June 7, 2000, Mr. Durbin, Mr. Lennon and representatives of Perkins Coie LLP, counsel to Parent, met with Mr. Weisfield and Ms. Norris and representatives of Graham & Dunn PC, counsel to the Company, at the offices of Graham & Dunn to discuss issues relating to timing and expenses, the terms of a nonsolicitation agreement presented by Parent and the duties of the Company's Board of Directors.

  On June 14, 2000, the Company and Parent entered into the Nonsolicitation Agreement.

  On June 14, 2000, the Company engaged Banc of America Securities LLC as its financial advisor.

  On June 20, 2000 members of the Company's management, Mr. Durbin, Mr. Weisfield and representatives from Banc of America Securities, Graham & Dunn, Emerge Corporation and PricewaterhouseCoopers, Parent's accountants, held meetings at the offices of Graham & Dunn and Emerge to discuss due diligence matters.

  On June 21, 2000, Mr. Weisfield met with Mr. Durbin and Mr. Lennon to discuss due diligence matters and the status of the proposed transaction.

  On June 22, 2000, Mr. Weisfield, Mr. Durbin, Mr. Lennon, representatives of Perkins Coie and representatives of Graham & Dunn met at Emerge Corporation to negotiate the Merger Agreement. Valuation of the Company was also discussed.

  From June 22 through June 28, the Company, Parent and their respective counsel continued to negotiate the Merger Agreement and began preparation of the offering materials and exhibits.

  On June 23, 2000, the board of directors of Puget Sound Energy, Inc. held a meeting in which the terms of the proposed acquisition and the valuation range were discussed. The board appointed a special committee to approve the Merger and authorized management of Parent to complete the Merger Agreement.

  On June 27, 2000, the board of directors of Parent and the Puget Sound Energy, Inc. special committee approved the Merger Agreement and the transactions contemplated thereby, including the making of the Offer.

  On June 28, 2000, the Board of Directors of the Company, acting through its Special Committee, approved the Merger Agreement and the transactions contemplated thereby and the parties concluded negotiations and executed the Merger Agreement.

                             THE MERGER AGREEMENT

  The following is a summary of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Purchaser and Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement. Capitalized terms not otherwise defined in the following description of the Merger Agreement have the respective meanings ascribed to them in the Merger Agreement.

  The Offer. The Merger Agreement provides for the commencement of the Offer promptly, but no later than five (5) business days, after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 15 hereof. Purchaser and Parent have agreed that no change in the Offer may be made which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Section 15 hereof or amends any other material terms of the Offer in a manner materially adverse to the Company's stockholders.

  Company Covenants. Pursuant to the Merger Agreement, the Company has covenanted and agreed, between the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms and the Effective Time, unless Parent shall otherwise consent in writing, to carry on the businesses of the Company and its subsidiaries (the "Subsidiaries" and, individually, a "Subsidiary") diligently and in accordance with good commercial practice and in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, the Company will promptly notify Parent of any material event involving its business or operations. The Merger Agreement provides that, except as permitted by the terms of the Merger Agreement, neither the Company nor any Subsidiary will do any of the following, without the prior written consent of Parent: (i) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans; (ii) grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date of the Merger Agreement and as previously disclosed in writing to the other, or adopt any new severance plan; (iii) subject to certain exceptions, transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company's intellectual property or other proprietary rights, or enter into grants to future patent rights, other than in the ordinary course of business, consistent with past practice; (iv) buy any Intellectual Property of a third party or enter into any license agreement with respect to the Intellectual Property of any third party for an acquisition or license, the price for which exceeds $50,000 individually (or in the aggregate for a single third party) other than "shrink wrap," "click wrap," and similar widely available commercial end-user licenses; (v) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (vi) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date of the Merger Agreement (which repurchase rights the Company shall be obligated to exercise if the repurchase price is less than the Merger Consideration); (vii) issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance of Shares, pursuant to the exercise of stock options therefor outstanding as of the date of the Merger Agreement, and Shares issuable pursuant to the Option Plans; (viii) cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries); (ix) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company, or enter into any joint ventures, strategic partnerships or alliances; (x) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice; (xi) incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities, or guarantee any debt securities of others; (xii) adopt or amend any employee benefit or employee stock purchase or employee option plan (other than is necessary to comply with law), or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures; (xiii) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business; (xiv) make any grant of exclusive rights to any third party; (xv) except in the ordinary course of business, modify, amend or terminate any material contract or agreement involving payments of $50,000 or more to which the Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder; (xvi) materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices; (xvii) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes in an amount in excess of $50,000 in the aggregate; (xviii) commence any litigation or settle any litigation for an amount in excess of the greater of $100,000 in the aggregate or the amount reserved in respect thereof in the Company Balance Sheet; or (xix) agree in writing or otherwise to take any of the actions described in (i) through (xviii) above.

  Board of Directors. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares satisfying the Minimum Condition, Parent shall be entitled to designate a majority of the members of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act. The Merger Agreement also provides that the Company has agreed to cause Parent's designees to be elected as directors of the Company, including increasing the size of the Board of Directors to the extent permitted by its Restated Articles of Incorporation and/or secure the resignations of such number of directors as is necessary to cause Parent's designees to be elected as directors of the Company.

  The Merger Agreement provides that following the election or appointment of Purchaser's designees in accordance with the immediately preceding paragraph, any amendment or termination of the Merger Agreement by the Company or any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of those directors of the Company then in office who were not designated by Parent.

  Confidentiality. The Merger Agreement provides that subject to and in accordance with the terms and conditions of that certain letter dated May 24, 2000 between Parent and the Company (the "Confidentiality Agreement"), from the date of the Merger Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford the officers, employees and agents of Parent, Purchaser and their affiliates and the attorneys, accountants, banks, other financial institutions and investment banks working with Parent or Purchaser, and their respective officers, employees and agents, reasonable access at all reasonable times to its officers, employees, agents, properties, books, records and contracts, and shall furnish Parent, Purchaser and their affiliates and the attorneys, banks, other financial institutions and investment banks working with Parent or Purchaser, all financial, operating and other data and information as they reasonably request. Subject to the requirements of law, Parent and Purchaser shall, and shall use their reasonable efforts to cause their officers, employees and agents, and the attorneys, banks, other financial institutions and investment banks who obtain such information to, hold all information obtained pursuant to the Merger Agreement or the Confidentiality Agreement in accordance with the terms and conditions of the Confidentiality Agreement.

  Proxy Materials; Shareholder Meeting. The Merger Agreement provides that the Company and each of Parent and Purchaser shall prepare and file, or shall cause to be prepared and filed, with the Commission those documents, schedules and amendments and supplements thereto required to be filed with respect to the transactions contemplated by the Merger Agreement. The Company, acting through its Board of Directors, shall, if necessary, cause the Company Shareholders' Meeting to be duly called (including establishing the record date, if requested, to be a date immediately after the date the Purchaser first purchases any Shares pursuant to the Offer) and shall give notice of, convene and hold the Company Shareholders' Meeting as soon as practicable, and at such time and place designated by Parent or Purchaser, for the purpose of approving the Merger, the Merger Agreement and any other actions contemplated hereby which require the approval of the Company's stockholders. The Company shall recommend to its stockholders approval of the Merger and take all reasonable actions necessary to solicit such approval. The Company shall use its best efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Purchaser, shall respond promptly to any comments of the Commission relating to any preliminary proxy statement regarding the Merger and the other transactions contemplated by the Merger Agreement and to cause the Proxy Statement to be mailed to its stockholders, all at the earliest practicable time. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement or any other filing required to be made with the Commission with respect to the Proxy Statement or the Company Shareholders' Meeting, each party shall promptly inform the other of such occurrence and cooperate in filing with the Commission and/or mailing to the Company's stockholders such amendment or supplement. The Proxy Statement and all amendments and supplements thereto shall comply with applicable law and be in form and substance satisfactory to each of Parent and Purchaser and the Company. The Company, acting through its Board of Directors, shall include in the Proxy Statement the recommendation of its Board of Directors that stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement and the Merger and shall disclose, to the extent possible, that each of the Company's directors and executive officers intend to tender all outstanding shares beneficially owned by such persons to Purchaser pursuant to the Offer unless to do so would subject such person to liability under Section 16(b) of the Exchange Act. The Company shall solicit from stockholders of the Company proxies in respect of such approval and adoption and shall, subject to applicable law, take all other actions necessary or, in the reasonable judgment of Parent and Purchaser, advisable to secure the vote or consent of the Company's stockholders required by the DGCL to effect the Merger. Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the outstanding Shares, the parties thereto agree, at the request of Purchaser, subject to any conditions to the obligations of each party to effect the Merger, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting and without a vote of the Company's stockholders, in accordance with the DGCL.

  The No Shop Provision. The Merger Agreement provides that until the earlier of Effective Time or termination of the Merger Agreement, the Company and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or encourage submission of, any proposals or offers by any person, entity or group (other than Parent and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Company or any of its subsidiaries to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Parent and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to the Company. Under the Merger Agreement, an "Acquisition Proposal" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of the Merger Agreement), (ii) sale of outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer),
(iii) the Acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Pursuant to the Merger Agreement, the Company will
(i) notify Parent as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify Parent of the terms and conditions of any such Acquisition Proposal. In addition, subject to other provisions of this paragraph, from and after the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement pursuant to its terms, the Company and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Parent).

  Notwithstanding the foregoing, the Merger Agreement provides that, prior to consummation of the Offer, the Company may participate in discussions or negotiations with, and furnish information to any person, entity or group after such person, entity or group has delivered to the Company in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Offer and the Merger to the stockholders of the Company from a financial point of view and for which there would not be a financing condition or contingency (a "Superior Proposal"). In the event the Company receives a Superior Proposal, nothing contained in the Merger Agreement (but subject to the terms thereof) will prevent the Board of Directors of the Company from recommending such Superior Proposal to the Company's stockholders, provided that (i) the Board determines in good faith that such action is required by its fiduciary duties under applicable law; (ii) the Company shall not recommend to its stockholders a Superior Proposal until at least two business days after Parent's receipt of a copy of such Superior Proposal (or a description of the terms and conditions thereof, if not in writing); and (iii) the Company shall not recommend to its stockholders a Superior Proposal unless the Company shall have terminated the Merger Agreement and paid the Break-up Fee as required in the Merger Agreement. Notwithstanding anything to the contrary in the Merger Agreement, the Company will not provide any non-public information to a third party unless the Company provides such nonpublic information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement and such non-public information has been previously delivered to Parent. Nothing contained in this paragraph shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or
(b) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Company's Board of Directors, after consultation with outside counsel, failure so to disclose would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by this paragraph, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or the Merger Agreement or approve or recommend, or propose to approve or recommend, an Acquisition Proposal; provided, further, that the taking of a position by the Company pursuant to Rule 14e-2(a)(2) or (3) of the Exchange Act in respect of an Acquisition Proposal shall not be deemed a withdrawal, a modification or a proposal to withdraw or modify its position with respect to the Acquisition for purposes of the Merger Agreement.

  Public Announcements. Pursuant to the Merger Agreement, Parent and Purchaser on the one hand and the Company on the other hand will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger Agreement or the Merger or the other transactions contemplated thereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

  Failures to Comply. Pursuant to the Merger Agreement, the Company shall give prompt notice in writing to Parent, and Parent and Purchaser shall give prompt notice in writing to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time from the date of the Merger Agreement through the Effective Time and (ii) any failure of the Company, Parent or Purchaser, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties thereunder. The Merger Agreement provides that the Company shall give prompt notice in writing to Parent of (i) any act, omission to act, event or occurrence which, with the passage of time or otherwise, would likely have a Material Adverse Effect on the Company and (ii) any material contingent liability of the Company or any of its subsidiaries for which such party reasonably believes it will, with the passage of time or otherwise, become liable; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties thereunder.

  Actions by the Company. Pursuant to the Merger Agreement, subject to the terms and conditions therein, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent and Purchaser and take all such actions as may be reasonably requested by Parent and Purchaser to accomplish the Merger.

  Options; Employee Benefit Plans. The Merger Agreement provides that, as soon as reasonably practicable, the Company shall adopt resolutions or take such other actions as may be required to effect the following: (i) adjust the terms of all outstanding options to purchase Shares, whether vested or unvested, as necessary to provide that each option outstanding immediately prior to the acceptance for payment of the Shares pursuant to the Offer, including all vested and unvested Company Stock Options, shall be canceled effective immediately prior to the acceptance for payment of the Shares pursuant to the Offer, with the holder thereof becoming entitled to receive an amount in cash equal to (A) the excess, if any, of (1) $6.125 over (2) the exercise price per share of the Common Stock subject to such Company Option, multiplied by (B) the number of shares of the Common Stock for which such option shall not theretofore have been exercised.

  The Merger Agreement provides that the Company adopt resolutions that terminate or amend 401(k) plans or other employee benefit plans in accordance with any directions given by Parent prior to the Effective Time.

  Indemnification; Litigation. Pursuant to the Merger Agreement, from and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time (the "Indemnified Parties"). The Restated Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Restated Articles of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law. For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for such 150% of such annual premium).

  The Merger Agreement provides that the Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the transactions contemplated by the Merger Agreement until the purchase of the Shares pursuant to the Offer, and thereafter, shall give Parent the opportunity to direct the defense of such litigation and, if Parent so chooses to direct such litigation, Parent shall give the Company and its directors an opportunity to participate in such litigation; provided, however, that no settlement of such litigation shall be agreed to without Parent's consent; and provided further that no settlement requiring a payment by a director shall be agreed to without such director's consent.

  Employment Agreement. The Merger Agreement provides that, prior to commencement of the Offer, the Company shall offer to enter into an employment agreement (the "Employment Agreement") with William Weisfield, which Employment Agreement shall be substantially in the form annexed to the Merger Agreement as Exhibit A or such other terms as may be accepted in writing by Parent.

  Additional Agreements. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement (including consummation of the Offer and Merger) and to cooperate with each other in connection with the foregoing. In addition the Merger Agreement provides that, subject to its terms and conditions, each of the parties to the Merger Agreement agrees to use (i) all reasonable efforts to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases, licenses and other contracts, and (ii) all reasonable efforts to obtain all necessary consents, approvals and authorizations as required to be obtained under any federal, state or foreign law or regulations, including, but not limited to, those required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), to defend all lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby, to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by Governmental Entities, and to fulfill all conditions to the Merger Agreement.

  Anti-Takeover Provisions. Pursuant to the Merger Agreement, if any "fair price," "moratorium," "control share acquisition," "stockholder protection" or other form of anti-takeover statute, regulation or charter provision or contract is or shall become applicable to the Offer or the transactions contemplated by the Merger Agreement, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary under such laws and provisions so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated thereby.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, but not limited to, representations by the Company and each of its Subsidiaries as to the absence of certain changes or events concerning the Company's business since the date of the Company Balance Sheet, compliance with law, litigation, employee benefit plans, real property and leases, trademarks, intellectual property, environmental matters, and material agreements, contracts and commitments.

  Termination; Fees and Expenses. The Merger Agreement provides that it may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

  (i) by mutual written agreement of the Boards of Directors of Parent and the Company;

  (ii) by either Parent or the Company if

      (A) the Offer shall be terminated or expire without any Shares having been purchased pursuant to the Offer; provided, however, that a party shall not be entitled to terminate the Merger Agreement if it is in material breach of its representations and warranties, covenants or other obligations thereunder or

      (B) any court of competent jurisdiction in the United States or any United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer and such order, decree, ruling or other action shall have become final and nonappealable;

  (iii) by Parent or Purchaser if

      (A) if the Board of Directors of the Company or any committee thereof shall have approved, or recommended that stockholders of the Company accept or approve, an Merger Proposal by a third party, or shall have resolved to do any of the foregoing;

      (B) if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval of, or recommendation that the stockholders of the Company accept the Offer or shall have resolved to do any of the foregoing;

      (C) if the Company shall have failed to include in Schedule 14D-9 the recommendation of the Board of Directors of the Company that the stockholders of the Company accept the Offer;

      (D) prior to the purchase of Shares pursuant to the Offer, in the event that any of the conditions to the Offer set forth in the Merger Agreement (see Section 15, "Conditions of the Offer") shall not be satisfied; or at any time on or after the date of the Merger Agreement, any of the following events shall have occurred:

        (1) there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer by any Governmental Entity or arbitration panel that could reasonably be expected to, directly or indirectly,
      (a) make the acceptance for payment or the payment for, or the purchase of some or all of the Shares pursuant to the Offer illegal or otherwise delay, restrict or prohibit consummation of the Offer,
      (b) result in a delay in or restrict the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (c) require the divestiture by Parent, Purchaser, the Company or any of their respective subsidiaries or affiliates of all or any portion of the business, assets or property of any of them or any Shares or impose any material limitation on the ability of any of them to conduct their business and own such assets, properties or Shares, (d) impose any material limitation on the ability of Parent, Purchaser or their affiliates to acquire or hold or to exercise effectively all rights of ownership of the Shares, including the right to vote any Shares purchased by any of them on all matters properly presented to the stockholders of the Company, (e) result in a material diminution in the benefits expected to be derived by Parent or Purchaser as a result of the transactions contemplated by the Offer or the Agreement, or (f) impose any material condition to the Offer or the Agreement unacceptable to Parent or Purchaser; or

        (2) the Company shall have failed to obtain by the Expiration Date all of the consents of third parties required to be obtained by the Company by such date under the Merger Agreement; or

        (3) the Company shall have breached, or failed to comply with, in any material respect, any of its covenants or obligations under the Merger Agreement or any representation or warranty of the Company in the Merger Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect; or

        (4) the Board of Directors of the Company or any committee thereof shall have (a) withdrawn or modified (including without limitation, by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, (b) approved or recommended any Merger Proposal by a third party other than the Offer, (c) publicly resolved to do any of the foregoing, or (d) upon a request to reaffirm the Company's approval or recommendation of the Offer, the Board of Directors of the Company shall fail to do so within two business days after such request is made; or

        (5) the Merger Agreement shall have been terminated in accordance with its terms, or the Offer shall have been terminated with the consent of the Company; or

        (6) there shall have occurred any Material Adverse Effect on the Company, or any event, fact or change which could reasonably be expected to result in a Material Adverse Effect on the Company, or any event, fact or change which could reasonably be expected to result in a Material Adverse Effect on the Company; or

        (7) the Employment Agreement shall not have been executed and delivered or the Employment Agreement is not in full force and effect; or (E) if the Company is in material breach of any of its covenants or obligations under the Merger Agreement, or any representation or warranty of the Company contained in the Merger Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect; or

  (iv) by the Company

      (A) if the Offer shall not have been commenced in accordance with the terms of the Merger Agreement, or Parent or Purchaser shall have failed to purchase validly tendered Shares in violation of the terms of the Offer within ten business days after expiration of the Offer; provided, however, that the Company shall not be entitled to terminate the Merger Agreement if it is in material breach of its representations and warranties, covenants or other obligations under the Merger Agreement;

      (B) if the Board of Directors of the Company has resolved to, and in fact does, recommend to the Company's stockholders that they accept a Superior Proposal, provided that all the provisions of the Merger Agreement with respect to a Superior Proposal have been fully complied with, and provided further that the Company shall have paid to Parent the entire Break-up Fee as required in the Merger Agreement;

      (C) prior to the purchase of Shares pursuant to the Offer, if Parent or Purchaser is in material breach of any of its covenants or obligations under the Merger Agreement, or any representation or warranty of Parent or Purchaser contained in the Merger Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect,

      (D) any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated prior to the Expiration Date or

      (E) there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer by any Governmental Entity or arbitration panel that could reasonably be expected to, directly or indirectly.

  The Merger Agreement provides that, upon signing of Merger Agreement, Parent shall advance to the Company $225,000 to fund expenses to be incurred by the Company in connection with the transactions contemplated by the Merger Agreement. The Company shall repay to Parent these advances plus the $50,000 advanced to the Company by Parent under the Non-Solicitation Agreement, in the event Parent or the Purchaser terminates the Merger Agreement as a result of the Company being in material breach of any of its covenants or obligations under the Merger Agreement or if there shall have been any material inaccuracy in the representations and warranties of the Company contained in the Merger Agreement.

  The Merger Agreement provides that the Company shall pay to Parent, in same day funds, upon demand, a fee of U.S. $2 million (the "Break-up Fee") in the event that any of the following shall occur: (i) the Board of Directors of the Company or any committee thereof shall have approved, or recommended that stockholders of the Company accept or approve, a Merger Proposal by a third party, or shall have resolved to do any of the foregoing; (ii) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval of, or recommendation that the stockholders of the Company accept or approve (as the case may be), the Offer or shall have resolved to do any of the foregoing; or (iii) the Company shall have failed to include in Schedule 14D-9 the recommendation of the Board of Directors of the Company that the stockholders of the Company accept the Offer.

  Pursuant to the Merger Agreement the Break-up Fee shall be deemed to be liquidated damages.

13. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER

  Purpose of the Offer. The purpose of the Offer is for Parent to acquire control of, and the entire equity interest in, the Company.

  The Offer is being made pursuant to the Merger Agreement among Parent, Purchaser and the Company pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions of the Merger Agreement, the Purchaser will be merged with and into the Company, with the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the "Surviving Corporation") and the separate corporate existence of Purchaser shall cease.

  Stock Options; Employee Benefit Plans. The Merger Agreement provides that, as soon as reasonably practicable following the acceptance for payment of the Shares pursuant to the Offer, the Company shall adopt resolutions or take such other actions as may be required to effect the following: (i) adjust the terms of all outstanding options to purchase Shares, whether vested or unvested, as necessary to provide that each option outstanding, including all vested and unvested Company Stock Options, shall be canceled effective immediately prior to the Merger, with the holder thereof becoming entitled to receive an amount in cash equal to (A) the excess, if any, of (1) $6.125 over (2) the exercise price per share of the Common Stock subject to such Company Option, multiplied by (B) the number of shares of the Common Stock for which such option shall not theretofore have been exercised

  The Merger Agreement provides that the Company adopt resolutions that terminate or amend 401(k) plans or other employee benefit plans in accordance with any directions given by Parent prior to the Effective Time.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, any holder of Shares at the Effective Time (a "Remaining Stockholder") will have certain rights under the DGCL to dissent and demand appraisal of their Shares. Under Section 262 of the DGCL, a Remaining Stockholder who does not wish to accept the Merger Consideration pursuant to the Merger has the right to seek an appraisal and be paid the "fair value" of its Shares at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to it in cash provided that such holder complies with the provisions of Section 262 of the DGCL.

  The following is a brief summary of the statutory procedures to be followed by a Remaining Stockholder in order to dissent from the Merger and perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in Annex A hereto. Any Remaining Stockholder considering demanding appraisal is advised to consult legal counsel. Dissenters' rights will not be available unless and until the Merger (or a similar business combination) is consummated. Remaining Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of the Company (x) before the taking of the vote on the adoption of the Merger Agreement if the Merger is not being effected as a short-form merger but rather is being consummated following approval thereof at a meeting of the Company's stockholders (a "long-form merger") or (y) within 20 days after the date that the Surviving Corporation mails to the Remaining Stockholders a notice (the "Notice of Merger") to the effect that the Merger is effective and that appraisal rights are available (and includes in such notice a copy of Section 262 of the DGCL and any other information required thereby) if the Merger is being effected as a short-form merger without a vote or meeting of the Company's stockholders. If the Merger is effected as a long-form merger, the written demand for appraisal of Shares must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement, and neither voting against, abstaining from voting, nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of Section 262 of the DGCL. In the case of a long-form merger, any stockholder seeking appraisal rights must hold the Shares for which appraisal is sought on the date of the making of the demand, continuously hold such Shares through the Effective Time, and otherwise comply with the provisions of Section 262 of the DGCL.

  In the case of both a short-form merger and a long-form merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

  A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders of the Company called to approve the Merger in the case of a long-form merger and within 20 days following the mailing of the Notice of Merger in the case of a short-form merger.

  Remaining Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Secretary, UTILX Corporation, 22820 Russell Road, P.O. Box 97009, Kent, Washington 98064. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder is thereby demanding appraisal of such Shares. In the case of a long-form merger, the Company must, within ten days after the Effective Time, provide notice of the Effective Time to all stockholders who have complied with Section 262 of the DGCL and have not voted for approval and adoption of the Merger Agreement.

  In the case of a long-form merger, Remaining Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the adoption of the Merger Agreement or consent thereto in writing. Voting in favor of the adoption of the Merger Agreement, or delivering a proxy in connection with the stockholders meeting called to adopt the Merger Agreement (unless the proxy votes against, or expressly abstains from the vote on, the adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

  Regardless of whether the Merger is effected as a long-form merger or a short-form merger, within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of
Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. Remaining Stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 could be more than, the same as, or less than the Merger Consideration, if they do seek appraisal of their Shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. Moreover, InfrastruX Group, Inc. intends to cause the Surviving Corporation to argue in any appraisal proceeding that, for purposes thereof, the "fair value" of the Shares is less than that paid in the Offer. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

  Any Remaining Stockholder who has duly demanded appraisal in compliance with
Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

  At any time within 60 days after the Effective Time, any former holder of Shares shall have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Company as the Surviving Corporation. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholder's rights to appraisal shall cease and all stockholders shall be entitled to receive the Merger Consideration or the Preferred Merger Consideration, as the case may be. Inasmuch as the Company has no obligation to file such a petition, and Purchaser and Parent have no present intention to cause or permit the Surviving Corporation to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis.

  Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

  APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

  STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

  Going Private Transactions. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to consummation of the Merger.

  Plans for the Company. Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's business, corporate structure, capitalization, management or dividend policy.

  Except as otherwise described in this Offer to Purchase, neither Purchaser nor Parent has any current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization or liquidation involving the Company, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

14. DIVIDENDS AND DISTRIBUTIONS

  The Merger Agreement provides that the Company will not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock.

  Shares acquired pursuant to the Offer shall be acquired by Purchaser free and clear of all security interests, liens, charges, restrictions, encumbrances, claims and equities and together with all rights and benefits arising therefrom including the right to any and all cash and stock dividends, distributions, payments, securities, rights, warrants, assets or other interests which may be accrued, declared, paid, issued, distributed, made or transferred on or in respect of such Shares and which are made payable or distributable to stockholders of record on a date on or after the date of the Offer. If the Company declares or pays any cash or stock dividend or declares, makes or pays any other distribution or payment on, or declares, allots, reserves or issues any securities, rights, warrants or other interests or distributions in respect of the Shares which is or are payable or distributable to the stockholders of record on a record date which is on or after the date of this Offer, then such dividends, distributions, payments or rights will be received and held by the depositing stockholder for the account of Purchaser and (i) to the extent that cash dividends, distributions or payments do not exceed the amount payable in cash to the depositing stockholder by Purchaser pursuant to the Offer, the amount payable to the depositing stockholder will be reduced by the amount of any such dividends, distributions or payments; and (ii) the amount by which any cash dividends, distributions or payments exceed the amount payable in cash and the whole of any non-cash dividends, distributions, payments, or rights shall be remitted promptly and transferred by the depositing stockholder to the Depositary, or any other person designated by Purchaser, for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance, Purchaser shall be entitled to all rights and privileges as owner of any such dividends, distributions, payments, rights or other interests and may withhold the entire purchase price payable by Purchaser pursuant to the Offer or deduct from the amount payable in cash by Purchaser pursuant to the Offer to the depositing stockholder, the value thereof as determined by Purchaser in its sole discretion.

15. CONDITIONS OF THE OFFER

  The Merger Agreement provides that, notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in accordance with the terms of the Merger Agreement, Purchaser shall not be required to accept for payment, purchase or pay for and Purchaser may elect to terminate or amend the Offer and to postpone the acceptance of, and payment for, subject to compliance with Rule 14e-1(c) under the Exchange Act (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any Shares tendered pursuant to the Offer if

  (i) any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated prior to the Expiration Date;

  (ii)  the Minimum Condition is not satisfied; or

  (iii) at any time on or after the date of the Merger Agreement, any of the following events shall have occurred:

      (a) there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer by any Governmental Entity or arbitration panel that could reasonably be expected to, directly or indirectly, (1) make the acceptance for payment or the payment for, or the purchase of some or all of the Shares pursuant to the Offer illegal or otherwise delay, restrict or prohibit consummation of the Offer or the Merger or the consummation of any transaction contemplated by the Merger, (2) result in a delay in or restrict the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (3) require the divestiture by Parent, Purchaser, the Company or any of their respective subsidiaries or affiliates of all or any portion of the business, assets or property of any of them or any Shares or impose any material limitation on the ability of any of them to conduct their business and own such assets, properties or Shares,
    (4) impose any material limitation on the ability of Parent, Purchaser or their affiliates to acquire or hold or to exercise effectively all rights of ownership of the Shares, including the right to vote any Shares purchased by any of them on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption and approval of the Merger Agreement and the Merger, (5) result in a material diminution in the benefits expected to be derived by Parent or Purchaser as a result of the transactions contemplated by the Offer or the Merger Agreement (other than legislation or rule-making affecting the industry as a whole), or (6) impose any material condition to the Offer, the Merger Agreement or the Merger unacceptable to Parent or Purchaser; or

      (b) the Company shall have failed to obtain all of the consents of third parties as required pursuant to the terms of the Merger
    Agreement; or

      (c) the Company shall have breached, or failed to comply with, in any material respect, any of its covenants or obligations under the Merger Agreement or any representation or warranty of the Company in the Merger Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect; or

      (d) the Board of Directors of the Company or any committee thereof shall have (1) withdrawn or modified (including without limitation, by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, (2) approved or recommended any Merger Proposal by a third party other than the Offer,
    (3) publicly resolved to do any of the foregoing, or (4) upon a request to reaffirm the Company's approval or recommendation of the Offer, the Board of Directors of the Company shall fail to do so within two business days after such request is made; or

      (e) the Merger Agreement shall have been terminated in accordance with its terms; or

      (f) there shall have occurred any Material Adverse Effect on the Company, or any event, fact or change which could reasonably be expected to result in a Material Adverse Effect on the Company.

  The Merger Agreement provides that the foregoing conditions are for the sole benefit of Parent, Purchaser and their affiliates and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition, or may be waived by Parent or Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise its rights with respect to the foregoing conditions shall not be deemed a waiver of any such condition, and each condition shall be deemed an ongoing condition with respect to which Parent or Purchaser may assert its rights at any time and from time to time.

16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

  General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company, neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and the subsidiaries, taken as a whole, which might be adversely affected by the Merger of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the purchase of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 15 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section. See Section 15.

  State Takeover Laws. A number of states throughout the United States have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states.

  The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the "business combination" is approved by the Board of Directors of such corporation prior to such date.

  The Washington Takeover Act (Chapter 19 of the Washington Business Corporation Act (the "WBCA") provides that if a target corporation has an "acquiring person" as a stockholder, the target corporation may not engage in any of the "significant business transactions" for a period of five years following the time of the acquiring person's share acquisition unless the significant business transaction or the purchase of shares by the acquiring person is approved prior to the acquiring person's share acquisition by a majority of the members of the board of directors of the target corporation. An "acquiring person" is a person who beneficially owns 10% or more of the outstanding voting shares of the target corporation. After the Washington Takeover Act's five-year moratorium, a "significant business transaction" may proceed only if (i) it compiles with the "fair price" provisions of the statute requiring that holders of common stock receive value per share at least equal to the higher of two specified formulas, or (ii) such transaction is approved at a stockholders meeting (by the majority of shares entitled to vote excluding those shares held by the acquiring person) held at least five years after the acquiring person purchased its shares. Therefore, unless the board of directors (as it was composed before the acquiring person acquired its shares) approves of either the transaction or the acquisition by the acquirer of its shares, the Washington Takeover Act imposes a five-year moratorium prohibiting the corporation from effecting any of the enumerated significant business transactions even if its current board wants to do so.

  The "significant business transactions" covered by the Washington Takeover Act include:

  (i) a merger, share exchange or consolidation of the target corporation with an acquiring person;

  (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of the target's assets to or with an acquiring person over a threshold aggregate market value;

  (iii) the termination, as a result of the acquiring person's acquisition of at least 10% of the shares of the target corporation, of at least 5% of the target corporations' (or subsidiary's) employees employed in Washington State over the five-year period following the share acquisition time;

  (iv) the issuance or transfer of shares, options, warrants or rights to acquire its shares to, or the redemption from, an acquiring person by the target corporation, except under limited circumstances;

  (v) the liquidation or dissolution of the target proposed by or pursuant to an agreement with an acquiring person;

  (vi) the reclassification of securities of the target proposed by or pursuant to an agreement with an acquiring person that increases the proportionate share of the outstanding shares of a class or series of voting shares or securities convertible into voting shares of a target corporation that is directly or indirectly owned by an acquiring person, except as the result of immaterial changes due to fractional shares adjustments; or

  (vii) receipt by an acquiring person of the direct or indirect benefit, except proportionately as a stockholder of the target corporation, of loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages.

  However, it is unlikely that Section 203 or the Washington Takeover Act applies to the Offer or the Merger because the Board of Directors of the Company has approved the Offer and is unanimously recommending acceptance of the Offer and approval of the Merger by the holders of Shares.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. With the exception of the WBCA and the DGCL, purchaser does not know whether any of these laws will, by their terms, apply to the Offer or to the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 15.

  Antitrust. Under the HSR Act applicable to the Offer and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Merger of Shares by Purchaser pursuant to the Offer is not subject to such requirements.

17. FEES AND EXPENSES

  Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  Parent has engaged MacKenzie Partners to serve as the Information Agent and ChaseMellon Shareholder Services in connection with the Offer. Purchaser will pay customary fees for the Information Agent's and Depositary's services, will reimburse the Information Agent for reasonable out of pocket expenses and will provide customary indemnity to the Information Agent.

  Puget Sound Energy, Inc. and Parent have retained Emerge Corporation as a financial advisor in connection with the transaction and Parent has agreed to pay Emerge a monthly retainer and, upon the completion of the Merger, a success fee.

18. MISCELLANEOUS

  Prohibitions on The Offer. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If Purchaser becomes aware of any valid statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such statute. If, after such good faith effort, Purchaser cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          InfrastruX Acquisition, Inc.

June 30, 2000

                                                                        ANNEX A

  (S)262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of
(S)251 of this title.

  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof), or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

  (2) If the merger or consolidation was approved pursuant to (S)228 or (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder's appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                 PUGET SOUND ENERGY, INC., PARENT AND PURCHASER

  1. Directors and Executive Officers of Puget Sound Energy, Inc. The following table sets forth the name, current business address, citizenship and present principal occupation or employment and material occupations, positions, offices or employment and business addresses thereof for the past five years of each director and executive officer of Puget Sound Energy, Inc. Unless otherwise indicated, each such person (i) has held his principal occupation for the past five years, (ii) is a citizen of the United States and (iii) has not been convicted in a criminal proceeding and has not been party to a proceeding related to state and federal securities law.

                          Present Principal Occupation
                          or Employment and Five-Year
Name                           Employment History            Business Address
----                      ----------------------------       ----------------
J. W. Eldridge........ Chief Accounting Officer           411-108th Avenue N.E.
                                                           Bellevue, WA 98004

D. E. Gaines.......... Treasurer                          411-108th Avenue N.E.
                                                           Bellevue, WA 98004

W. A. Gaines.......... Vice President Energy Supply       411-108th Avenue N.E.
                        (1997-present); Manager Power      Bellevue, WA 98004
                        Management (1996-1997); Manager
                        Operations Planning (1986-1996)

D. A. Graham.......... Vice President Human Resources     411-108th Avenue N.E.
                        (1998-present); Director Human     Bellevue, WA 98004
                        Resources (1989- 1998)

Richard L. Hawley..... Vice President and Chief           411-108th Avenue N.E.
                        Financial Officer (1998-           Bellevue, WA 98004
                        present); Partner,
                        PricewaterhouseCoopers LLP (more
                        than 5 years prior to 1998)

T. J. Hogan........... Vice President Systems Operations  411-108th Avenue N.E.
                        (1997-present); Executive Vice     Bellevue, WA 98004
                        President and Chief Operating
                        Officer, Washington Energy
                        Company (1995-1997)

Stephen A. McKeon..... Vice President and General         411-108th Avenue N.E.
                        Counsel (1997-present); Partner,   Bellevue, WA 98004
                        Perkins Coie LLP (more than 5
                        years prior to 1997)

S. McLain............. Vice President Operations-         411-108th Avenue N.E.
                        Delivery (1999-present); Vice      Bellevue, WA 98004
                        President Corporate Performance
                        (1997-1999); Director Planning
                        and Work Practices (1997);
                        various positions in Human
                        Resources, Operations, Customer
                        Service and Strategic Planning
                        (1988-1997)

G. B. Swofford........ Vice President and Chief           411-108th Avenue N.E.
                        Operating Officer-Delivery         Bellevue, WA 98004
                        (1999-present); Vice President
                        Customer Operations (1997-1999);
                        Senior Vice President Customer
                        Operations (1994-1997)

                          Present Principal Occupation
                          or Employment and Five-Year
Name                           Employment History            Business Address
----                      ----------------------------       ----------------
William S. Weaver..... President and Chief Executive      411-108th Avenue N.E.
                        Officer (1998-present);            Bellevue, WA 98004
                        President (1997-1998); Vice
                        Chairman and Chairman of
                        unregulated subsidiaries (1997);
                        Executive Vice President and
                        Chief Financial Officer (1991-
                        1997)

Douglas P. Beighle.... Director (1981-present); Senior    411-108th Avenue N.E.
                        Vice President of The Boeing       Bellevue, WA 98004
                        Company (1986-1997)

Charles W. Bingham.... Director (1978-present);           411-108th Avenue N.E.
                        Executive Vice President,          Bellevue, WA 98004
                        Weyerhaeuser Company (1981-1995)

Phyllis J. Campbell... Director (1993-present);
                        President, U.S. Bank, Washington

Craig W. Cole......... Director (1999-present);           1331 Commercial
                        President and Chief Executive      Street Bellingham,
                        Officer, Brown & Cole Stores       WA

Donald J. Covey....... Director (1982-present)            411-108th Avenue N.E.
                                                           Bellevue, WA 98004

Robert L. Dryden...... Director (1991-present);           1301 Fifth Avenue,
                        President and Chief Executive      Suite 1900
                        Officer, ConneXt, Inc. (1999-      Seattle, WA 98101
                        present); Executive Vice
                        President, Airplane Production,
                        Boeing Commercial Airplane Group
                        (1990-1998)

John D. Durbin........ Director (1984-present);           411-108th Avenue N.E.
                        President and Chief Executive      Bellevue, WA 98004
                        Officer of Parent (June, 2000-
                        present); President and Chief
                        Executive Officer of unregulated
                        subsidiaries of Puget Sound
                        Energy (February, 2000-present);
                        General Principal, John Durbin &
                        Associates; Executive Director,
                        Emerge Corporation (1999-2000);
                        Principal, Olympic Capital
                        Partners, LLC. (1996-1999);
                        President and Chief Executive
                        Officer, Hostar International,
                        Inc. (1988-1995)

John W. Ellis......... Director (1969-present); Chairman
                        Emeritus, The Baseball Club of
                        Seattle (1999-present); Chairman
                        and Chief Executive Officer, The
                        Baseball Club of Seattle (1992-
                        1999)

Tomio Moriguchi....... Director (1988-present); Chairman  519 6th Avenue South
                        and Chief Executive Officer,       Seattle, WA 98104
                        Uwajimaya, Inc.

                          Present Principal Occupation
                          or Employment and Five-Year
Name                           Employment History            Business Address
----                      ----------------------------       ----------------
Sally G. Narodick..... Director (1989-present); Chief     110-110th Avenue N.E.
                        Executive Officer and President,   Bellevue, WA 98004
                        Apex [Online] Learning, Inc.
                        (1998-present); Chairman and
                        Chief Executive Officer, Edmark
                        Corporation (1989-1996);
                        Consultant on Strategic Planning
                        for Educational Technology, IBM
                        Corporation (1989-1996)

  2. Directors and Executive Officers of Parent. The following table sets forth the name, current business address, citizenship and present principal occupation or employment and material occupations, positions, offices or employment and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, each such person (i) has held his principal occupation for the past five years,
(ii) is a citizen of the United States and (iii) has has not been convicted in a criminal proceeding and has not been party to a proceeding related to state and federal securities law.

                          Present Principal Occupation
                          or Employment and Five-Year
Name                           Employment History            Business Address
----                      ----------------------------       ----------------
John D. Durbin........ President and Chief Executive      411-108th Avenue N.E.
                        Officer (June, 2000-present);      Bellevue, WA 98004
                        President and Chief Executive
                        Officer of unregulated
                        subsidiaries of Puget Sound
                        Energy, Inc. (February, 2000-
                        present); General Principal,
                        John Durbin & Associates;
                        Executive Director, Emerge
                        Corporation (1996-1999);
                        Principal, Olympic Capital
                        Partner, Inc. (1996-1999);
                        President and Chief Executive
                        Officer, Hostar International,
                        Inc. (1988-1995)

Stephen A. McKeon..... Secretary and Treasurer (June,     411-108th Avenue N.E.
                        2000-present); Vice President      Bellevue, WA 98004
                        and General Counsel of Puget
                        Sound Energy, Inc. (1997-
                        present); Partner, Perkins Coie
                        LLP (more than 5 years prior to
                        1997)

Douglas P. Beighle.... Director (June, 2000-present);     411-108th Avenue N.E.
                        Director of Puget Sound Energy,    Bellevue, WA 98004
                        Inc. (1981-present)

Richard L. Hawley..... Director (June, 2000-present);     411-108th Avenue N.E.
                        Vice President and Chief           Bellevue, WA 98004
                        Financial Officer of Puget Sound
                        Energy, Inc. (1998-present);
                        Partner, PricewaterhouseCoopers
                        LLP (more than 5 years prior to
                        1998)

  3. Directors and Executive Officers of Purchaser. The following table sets forth the name, current business address, citizenship and present principal occupation or employment and material occupations, positions, offices or employment and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, each such person (i) has held his principal occupation for the past five years,
(ii) is a citizen of the United States and (iii) has not been convicted in a criminal proceeding and has not been party to a proceeding related to state and federal securities law.

                          Present Principal Occupation
                          or Employment and Five-Year
Name                           Employment History            Business Address
----                      ----------------------------       ----------------
John D. Durbin........ Director, President and Chief      411-108th Avenue N.E.
                        Executive Officer; President and   Bellevue, WA 98004
                        Chief Executive Officer of
                        Parent (June, 2000-present);
                        President and Chief Executive
                        Officer of unregulated
                        subsidiaries of Puget Sound
                        Energy, Inc. (February, 2000-
                        present); General Principal,
                        John Durbin & Associates;
                        Executive Director, Emerge
                        Corporation (1999-2000);
                        Principal, Olympic Capital
                        Partners, LLC. (1996-1999);
                        President and Chief Executive
                        Officer, Hostar International,
                        Inc. (1988-1995)

Stephen A. McKeon..... Director, Secretary and            411-108th Avenue N.E.
                        Treasurer; Secretary and           Bellevue, WA 98004
                        Treasurer of Parent (June, 2000-
                        present); Vice President and
                        General Counsel of Puget Sound
                        Energy, Inc. (1997-present);
                        Partner, Perkins Coie LLP (more
                        than 5 years prior to 1997)

                       The Depositary for the Offer is:

                             [LOGO OF CHASEMELLON]

                By Mail:                            By Overnight Carrier:                          By Hand:
ChaseMellon Shareholder Services, L.L.C.  ChaseMellon Shareholder Services, L.L.C. ChaseMellon Shareholder Services, L.L.C.
             P.O. Box 3301                  85 Challenger Road--Mail Drop--Reorg           120 Broadway, 13th Floor
       South Hackensack, NJ 07606                Ridgefield Park, NJ 07660                    New York, NY 10271
  Attention: Reorganization Department      Attention: Reorganization Department     Attention: Reorganization Department

          Facsimile (for Eligible Institutions only): (201) 296-4293

                    To confirm by telephone: (201) 296-4860

  Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                      [LOGO OF MACKENZIE PARTNERS, INC.]

                               156 Fifth Avenue
                           New York, New York 10010

                         (212) 929-5500 (Call Collect)
                        (800) 322-2885 (Call Toll Free)